SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13G


Under the Securities Exchange Act of 1934
(Amendment No.________)*



Latitude Communications Inc.
(Name of Issuer)

Common Stock (Par Value $0.001)
(Title of Class of Securities)

518292107
(CUSIP Number)

Check the following box if a fee is being paid with this statement [ ].
A fee is not required only if the filing person:(1)has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent there to reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not Be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









(Continued on following pages)
Page 1 of 6 Pages


CUSIP No. 518292107 					Page 2 of 6


1.	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Advisory Incorporated ("BAI").
52-1811121

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [x]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Brown Investment Advisory & Trust Company and Brown Advisory
Incorporated are Maryland corporations.

NUMBER OF 		5 SOLE VOTING POWER
SHARES			BIATC	 580850 shares
				BAI	 710331 shares
					1291181 shares

BENEFICIALLY		6 SHARED VOTING POWER
OWNED BY 			BIATC	    41490 shares
				BAI	        0 shares
					    41490 shares


EACH REPORTING 		7 SOLE DISPOSITIVE POWER
PERSON WITH		      BIATC	    622340 shares
				BAI	    710331 shares
					   1332671 shares

8 SHARED DISPOSITIVE POWER
				BIATC	         0 shares
				BAI		   0 shares
					         0 shares

CUSIP No. 518292107		 					Page 3 of 6

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        BIATC        622340 shares
				BAI	       710331 shares
	                              1332671 shares

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*		[   ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             BIATC	  3.2%
		 BAI	 	  3.7%
			        6.9%

12. TYPE OF REPORTING PERSON*

		BIATC - BK
		BAI - IA

*SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1. (a) NAME OF ISSUER: 	Latitude Communications Inc.

(b) Address of Issuer's Principal Executive Offices:
2121 Tasman Drive Santa Clara, CA 95054


Item 2. (a) 	NAME OF PERSON FILING:

Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Advisory Incorporated ("BAI").

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE:

19 South Street
Baltimore, Maryland 21202

(c) CITIZENSHIP:

Brown Investment Advisory & Trust Company and Brown Advisory
Incorporated are Maryland corporations.


CUSIP No. 518292107			 					Page 4 of 6

(d)  TITLE OF CLASS OF SECURITIES:

Common Stock of ($0.001 par) of Latitude Communications Inc.
(e) CUSIP Number:
518292107

Item 3. 	If this statement is filed pursuant to Rules 13d-1(b),
or 13d-2(b), check whether the person filing is a:

For BIATC

(b) [x] Bank as defined in section 3(a)(6) of the Act

For BAI

(e) [x] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

Item 4. 	OWNERSHIP:

(a) AMOUNT BENEFICIALLY OWNED:		As of December 31, 2000

            BIATC	           622340 shares
		BAI	           710331 shares
				    1332671 shares

(b) PERCENT OF CLASS:

   		BIATC		3.2%
		BAI	 	3.7%
			      6.9%

(c) Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:

 			BIATC	      580850 shares
			BAI	      710331 shares
			           1291181 shares



CUSIP No. 518292107			 					Page 5 of 6

(ii) shared power to vote or to direct the vote:

			BIATC	      41490 shares
			BAI		    0 shares
				      41490 shares

(iii) sole power to dispose or to direct the disposition of:

			BIATC		 622340 shares
			BAI	       710331 shares
				      1332671 shares

(iv) shared power to dispose or to direct the disposition of:

			BIATC	    	    0 shares
			BAI		    0 shares
					    0 shares

Item 5. 	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

		Not applicable

Item 6. 	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

		Not applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

		Not applicable

Item 8. 	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

		Not applicable


Item 9. 	NOTICE OF DISSOLUTION OF GROUP.

		Not applicable


CUSIP No. 518292107			 					Page 6 of 6

Item 10. CERTIFICATION.


By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	As of December 31, 2001

Signature:	Brown Investment Advisory & Trust Company

	By: /S/ James P. Stahl

Title:	Vice President

Signature:	Brown Advisory Incorporated

	By: /S/ James P. Stahl


	Title:	Vice President